Exhibit 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 6th day of June, 2012 (the “Effective Date”), by and between Durata Therapeutics, Inc., a Delaware corporation (the “Company”), and Corey N. Fishman (the “Executive”) and amends and restates in its entirety the Employment Agreement, dated August 15, 2010, between the Company and the Executive.

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires to continue to retain the Executive as an employee of the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth, as of the Effective Date.

B. The Executive desires to continue such employment by the Company on the terms and conditions set forth in this Agreement as of the Effective Date.

C. This Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date and, as of the Effective Date, supersedes and negates all previous agreements with respect to such relationship.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1. Retention and Duties.

1.1 Retention. The Company does hereby engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2 Duties. During the Period of Employment, the Executive shall serve the Company as the Company’s Chief Operating Officer and shall have the powers, authorities, duties and obligations of management usually vested in the office of the Chief Operating Officer of a company of a similar size and similar nature of the Company, and such other powers, authorities, duties and obligations commensurate with such position as the Company’s Chief Executive Officer (“CEO”) may assign from time to time, all subject to the directives of the CEO and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report to the CEO.

1.3 No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (a) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (b) perform such duties in a faithful, effective and efficient manner to the best of the Executive’s abilities and carry out all of the Company’s policies and directives in a manner which will promote and develop the Company’s best interests, and (c) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the prior written approval of the CEO. The CEO shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which the Executive may then serve if the CEO reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its Affiliates (as such term is defined in Section 5.5), successors or assigns, or could reasonably be expected in the future to be in competition with the Company.

1.4 No Breach of Contract. The Executive hereby represents to the Company that: (a) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder, do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (b) that the Executive is not required to obtain a waiver or consent from any other Person in order for the Executive to perform the Executive’s duties hereunder; (c) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Executive entering into this Agreement or carrying out the Executive’s duties hereunder; (d) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement with any other Person; and (e) the Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein (including, without limitation, the Executive’s curriculum vitae that the Executive provided to the Company prior to the Effective Date) and the Executive consents to such reliance.

1.5 Location. The Company’s headquarters are currently located in Morristown, New Jersey. The Executive shall be regularly present at the Company’s headquarters, as such headquarters may be so located from time to time. In addition, the Executive acknowledges and agrees that the Executive may be required to travel from time to time in the course of performing the Executive’s duties for the Company.

2. Period of Employment. The “Period of Employment” shall be a period of one (1) year commencing on the Effective Date and ending at the close of business on the one year anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least ninety (90) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3. Compensation.

3.1 Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in semi-monthly installments. The Executive’s Base Salary shall be at an annualized rate of Three Hundred Twenty-five Thousand Dollars ($325,000). The Company’s Board of Directors (the “Board”) (or a committee thereof) shall review the Executive’s rate of Base Salary on an annual basis and may, in the Board’s sole discretion, increase (but not decrease, except in the event of a broad-based reduction for all employees at the Company) the rate then in effect.

3.2 Incentive Bonus. The Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”); provided, however, that, except as provided in Section 5.3, the Executive must be employed by the Company on the last day of a fiscal year in order to be eligible for an Incentive Bonus with respect to that fiscal year (and, if the Executive is not so employed at such time, in no event, except as expressly provided in Section 5.3, shall the Executive have been considered to have “earned” any Incentive Bonus with respect to the fiscal year in question). The Executive’s target Incentive Bonus amount (“Target Bonus Amount”) for a particular fiscal year of the Company shall equal thirty-five percent (35%) of the Executive’s Base Salary at the rate in effect for such year; provided, further, that the Executive’s actual Incentive Bonus amount for a particular fiscal year shall be determined by the Organization and Compensation Committee of the Company’s Board of Directors (the “Committee”) in such Committee’s sole discretion, based on individual and Company performance objectives established with respect to that particular fiscal year by the Committee in consultation with the CEO and the Executive. The Incentive Bonus, if any, payable for a particular fiscal year shall be paid to the Executive no later than two and one-half (2 1/2) months following the end of such fiscal year.

4. Benefits.

4.1 Retirement, Health, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension, health and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. During the period of Employment and at the sole discretion of the Board, the Executive shall be entitled to participate in all of the Company’s current and future equity incentive plans.

4.2 Reimbursement of Business Expenses. The Executive is authorized to incur reasonable business expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.

4.3 Vacation and Other Leave. During the Period of Employment, the Executive’s annual rate of vacation accrual shall be four (4) weeks per year; provided, however, that such vacation shall accrue and be subject to the Company’s vacation policies in effect from time to time. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5. Termination.

5.1 Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (a) with Cause (as such term is defined in Section 5.5); or (b) without Cause; or (c) in the event of the Executive’s death; or (d) in the event that the Board determines in good faith that the Executive has a Disability (as such term is defined in Section 5.5).

5.2 Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than ninety (90) days advance written notice to the Company (such notice to be delivered in accordance with Section 18).

5.3 Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a) The Company shall pay the Executive (or, in the event of the Executive’s death, the Executive’s estate) any Accrued Obligations (as such term is defined in Section 5.5);

(b) If, during the Period of Employment, the Executive’s employment with the Company is terminated by the Company without Cause (and other than due to the Executive’s death or a good faith determination by the Board that the Executive has incurred a Disability), the Executive shall be entitled to the following benefits:

(i) Subject to Section 5.3(b)(ii) below, the Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to twelve (12) months of the Executive’s Base Salary at the annualized rate in effect on the Severance Date. Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 19.1, the Company shall pay the Severance Benefit to the Executive in substantially equal installments in accordance with the Company’s standard payroll practices over a period of twelve (12) consecutive months, with the first installment payable in the month following the month in which the Executive’s Separation from Service (as such term is defined in Section 5.5) occurs. (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate Severance Benefit. For example, if such installments were to be made on a monthly basis, each installment would equal one-twelfth (1/12th)).

(ii) The Company shall pay or reimburse the Executive for the Executive’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided, however, that, the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 19.1, commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage in the twelve (12th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent that the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(c) If, during the Period of Employment, there is a Change in Control and the Executive’s employment with the Company is terminated by the Company without Cause (and other than due to the Executive’s death or a determination by the Board that the Executive has incurred a Disability), or by the Executive for Good Reason, in each case within two (2) months prior to or within twelve (12) months following the Change in Control, then the Executive shall be entitled to the following benefits:

(i) The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to twelve (12) months of the Executive’s Base Salary at the annualized rate in effect on the Severance Date. Such amount is referred to hereinafter as the “CIC Severance Benefit.” Subject to Section 19.1, the Company shall pay the CIC Severance Benefit to the Executive in substantially equal installments in accordance with the Company’s standard payroll practices over a period of twelve (12) consecutive months, with the first installment payable in the month following the month in which the Executive’s Separation from Service occurs. (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate CIC Severance Benefit. For example, if such installments were to be made on a monthly basis, each installment would equal one-twelfth (1/12th).

(ii) The Company shall pay or reimburse the Executive for the Executive’s premiums charged to continue medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided, however, that, the Company’s obligation to make any payment or reimbursement pursuant to this clause (iii) shall, subject to Section 19.1, commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage in the twelfth (12th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent that the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(iii) All outstanding stock options and other equity compensation awards granted to Executive by the Company shall become fully vested and free from forfeiture restrictions as of the Severance Date. In all other respects, the stock options and other equity compensation awards shall be governed by the applicable award agreement and plan under which the award was granted.

(iv) For the avoidance of doubt, to the extent that the Executive is entitled to severance payments and benefits under Section 5.3(c), Executive shall not be entitled to severance payments and benefits under Section 5.3(b).

(d) Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches the Executive’s obligations under Section 6 at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive shall no longer be entitled to, and the Company shall no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or CIC Severance Benefit, as applicable; provided, however, that, if the Executive provides the release contemplated by Section 5.4, in no event shall the Executive be entitled to a Severance Benefit or CIC Severance Benefit, as applicable, payment of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s release contemplated by Section 5.4.

(e) The foregoing provisions of this Section 5.3 shall not affect: (a) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (b) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (c) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4 Release; Exclusive Remedy.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or Section 5.3(c), the Executive shall, upon or promptly following the Executive’s last day of employment with the Company (and in all events within twenty-one (21) days after the Executive’s last day of employment with the Company), provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b) The Executive agrees that the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of the Executive’s employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive shall resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

5.5 Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued, but had not been paid (including accrued and unpaid vacation time), on or before the Severance Date; and

(ii) any Incentive Bonus payable pursuant to Section 3.2 with respect to any fiscal year in the Period of Employment preceding the fiscal year in which the Severance Date occurs, if the Company had paid bonuses generally with respect to such fiscal year on or prior to the Severance Date but had not previously paid any Incentive Bonus due to the Executive with respect to such fiscal year; and

(iii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b) As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c) As used herein, “Cause” shall mean, as determined by the Board (excluding the Executive, if the Executive is then a member of the Board) based on the information then known to the Board, that one or more of the following has occurred:

(i) the Executive has committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii) the Executive has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of the Executive’s duties hereunder;

(iii) the Executive fails to perform or uphold the Executive’s duties under this Agreement and/or fails to comply with reasonable directives of the Board or the CEO; or

(iv) any breach by the Executive of any provision of Section 6, or of the Confidentiality Agreement (as such term is defined in Section 6.1(c)) or any breach by the Executive of any other contract the Executive is a party to with the Company or any of its Affiliates.

(d) As used herein, “Change in Control” shall mean the consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case that results in the holders of the Company’s outstanding voting power immediately prior to the Business Combination ceasing to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries).

(e) As used herein, “Disability” shall mean the Executive is determined to be eligible for disability benefits under the long-term disability plan or policy of the Company then applicable to the Executive.

(f) As used herein, “Good Reason” shall mean the occurrence of any of the following events without Executive’s prior written consent:

(i) a material diminution in Executive’s base compensation;

(ii) a material diminution in Executive’s authority, duties or responsibilities;

(iii) a material change in geographic location at which Executive performs services; or

(iv) any material breach by the Company of this Agreement;

provided, however, that no such event or condition shall constitute Good Reason unless (x) Executive gives the Company a written notice of termination for Good Reason not more than 90 days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (z) Executive’s termination of employment occurs within one year following the Company’s receipt of such notice.

(g) As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h) As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-l(h)(l), without regard to the optional alternative definitions available thereunder.

5.6 Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7 Section 280G.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of the Company’s affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be One Dollar ($1.00), less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the reduction shall occur only if the reduced Total Payments (after taking into account further reductions for applicable federal, state, and local income, social security and other taxes) would be greater than the unreduced Total Payments minus (i) the excise tax imposed under Code Section 4999 with respect to the Total Payment and (ii) all applicable federal, state, and local income, social security and other taxes with respect to the Total Payments. To the extent that the Total Payments are required to be reduced pursuant to the preceding sentence, then, unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 5.7(a) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) Any determination that Total Payments to the Executive must be reduced or eliminated in accordance with Section 5.7(a) and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of the Board’s discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Board hereunder, it is possible that Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event that any Total Payment made to the Executive shall be determined to otherwise result in the imposition of any tax under Section 4999 of the Code, then the Executive shall promptly repay to the Company the amount of any such overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company.

6. Protective Covenants.

6.1 Confidential Information; Inventions.

(a) The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by the Executive, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of the Executive’s duties for the Company. The Executive shall take all appropriate steps to safeguard Confidential Information in the Executive’s possession and to protect the Company against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under the Executive’s control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible written notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

(a) Definitions.

(i) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning (1) the business or affairs of the Company (or such predecessors), (2) products or services, (3) fees, costs and pricing structures, (4) designs, (5) analyses, (6) drawings, photographs and reports, (7) computer software, including operating systems, applications and program listings, (8) flow charts, manuals and documentation, (9) data bases, (10) accounting and business methods, (11) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (12) customers and clients and customer or client lists, (13) other copyrightable works, (14) all production methods, processes, technology and trade secrets, and (15) all similar and related information in whatever form. Confidential Information shall not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(ii) As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during the Executive’s employment by the Company or any of its Affiliates prior to the Effective Date, that the Executive may discover, invent or originate during the Period of Employment or at any time in the period of twelve (12) months after the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and the Executive hereby assigns all of the Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. The Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect the Company’s (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as the Executive’s attorney-in-fact to execute on the Executive’s behalf any assignments or other documents deemed necessary or advisable by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

(b) The Executive shall promptly execute the form of Confidentiality, Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) generally applicable to employees of the Company at the time that such agreement is finalized and delivered to the Executive.

6.2 Restriction on Competition. The Executive agrees that if the Executive were to become employed by (or contract to become employed by), or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the twelve (12) months following the Severance Date, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive shall not directly or indirectly through any other Person engage in, enter the employ of (or contract to enter the employ of), render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means any Person anywhere in the world that at any time during the Period of Employment is engaged in (or has plans to engage in), or at any time during the six (6) month period following the Severance Date is engaged in (or has plans to engage in) any business engaged in the late stage development, registration, or commercialization of an antibiotic with activity against methicillin resistant staphylococcus. Nothing herein shall prohibit the Executive from being a passive owner of not more than two percent (2% )of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

6.3 Soliciting Customers. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive shall not, directly or indirectly through any other Person, influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any of its Affiliates to divert their business away from the Company or such Affiliate, and the Executive shall not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any of its Affiliates, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

6.4 Soliciting Employees and Consultants. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive shall not directly or indirectly through any other Person (a) induce or attempt to induce any employee or independent contractor of the Company or any of its Affiliates to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (b) hire any person who was an employee of the Company or any of its Affiliates until six (6) months after such individual’s employment relationship with the Company or such Affiliate has been terminated.

6.5 Understanding of Covenants. The Executive acknowledges that, in the course of the Executive’s employment with the Company and/or its Affiliates and their predecessors, the Executive has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that the Executive’s services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (a) represents that the Executive is familiar with and has carefully considered the Restrictive Covenants, (b) represents that the Executive is fully aware of the Executive’s obligations hereunder, (c) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (d) agrees that the Company and its Affiliates currently conduct business throughout the world, and (e) agrees that the Restrictive Covenants shall continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands and agrees that the Restrictive Covenants may limit the Executive’s ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but the Executive nevertheless believes that the Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given the Executive’s education, skills and ability), the Executive does not believe would prevent the Executive from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.6 Enforcement. The Executive agrees that the Executive’s services are unique and that the Executive has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 or of the Confidentiality Agreement would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6 or of the Confidentiality Agreement, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6 or of the Confidentiality Agreement, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 or of the Confidentiality Agreement, if and when final judgment of a court of competent jurisdiction is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that the Executive is in breach of any Restrictive Covenant.

7. Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8. Successors and Assigns.

8.1 Non-Assignable. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive.

8.2 Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9. Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

12. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14. Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17. Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party hereto shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

Durata Therapeutics, Inc.

89 Headquarters Plaza North

14th Floor

Morristown, NJ 87690

Attn: Mr. Paul Edick

With a copy to:

WilmerHale

399 Park Avenue

New York, NY 10022

Attn: Andrew Nagel, Esq.

if to the Executive:

19. Section 409A.

19.1 Six-Month Delay for Specified Employees. If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) or, if applicable, Section 5.3(c) until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 19.1 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’ s death).

19.2 Reimbursements. To the extent that any benefits pursuant to Section 4.2 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits pursuant to Section 4.2 are not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such benefits that the Executive receives in any other taxable year.

19.3 Construction. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

21. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

Durata Therapeutics, Inc., a Delaware corporation

By:	/s/ PAUL R. EDICK
Name:	Paul R. Edick
Title:	C.E.O.

“EXECUTIVE”

/s/ COREY N. FISHMAN
Corey N. Fishman